EXHIBIT 21.1

SUBSIDIARIES OF

FERRELLGAS PARTNERS, L.P.

Ferrellgas, L.P., a Delaware limited partnership

Ferrellgas Partners Finance Corp., a Delaware Corporation

SUBSIDIARIES OF

FERRELLGAS, L.P.

Ferrellgas Real Estate, Inc., a Delaware Corporation

Ferrellgas Receivables, LLC, a Delaware limited liability company

Ferrellgas Finance Corp., a Delaware Corporation

Blue Rhino Canada, Inc., a Delaware Corporation

Blue Rhino Global Sourcing, Inc., a Delaware Corporation

Uni Asia, Ltd, a Seychelles limited company